John W. Hlywak, Jr. (Investors)                  Jay Higham (Media/Physicians)
Senior Vice President & CFO                      President & COO
IntegraMed America, Inc.                         IntegraMed America, Inc.
(914) 251-4143                                   (914) 251-4127
email:  jhlywak@integramed.com                   email:jayhigham@integramed.com
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Web Address:  http://www.integramed.com
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               INTEGRAMED AMERICA CONTRACTS WITH LEADING SOUTHERN
                           CALIFORNIA FERTILITY CENTER

Purchase, NY, January 10, 2005 - IntegraMed America, Inc. (Nasdaq: INMD) today announced it has signed an agreement to supply Reproductive Partners Medical Group, Inc. (the "Center"), a leading Southern California fertility center, with a complete range of business, marketing and facility services. Under the terms of the agreement, the Company has acquired Reproductive Partners, Inc., a management company previously owned by Reproductive Partners Medical Group, for an undisclosed sum.

The Center has been serving the Southern California marketplace for 15 years and is one of the leading fertility groups in the United States. Led by Bill Yee, MD, David R. Meldrum, MD, Gabriel Garzo, MD, Gregory F. Rosen, MD, Denise L. Cassidenti, MD and Arthur L. Wisot, MD, the Center offers comprehensive evaluation and practical treatment of all aspects of infertility care. The Center is nationally recognized for its pioneering work in helping infertile couples. The physicians and the IVF Program are considered among the best by publications such as PEOPLE Magazine, Redbook's "Outstanding Fertility Centers," Good Housekeeping's "Best Doctors for Women," Center for the Study of Services' "Guide To Top Doctors," and Castle Connolly's "America's Top Doctor's Guide".

The Center is comprised of six office locations with three embryology laboratories spanning the entire Southern California coastal marketplace from Beverly Hills south to La Jolla, CA. Under the terms of the agreement, the Company expects to work with the group to further penetrate and expand its markets by adding new physicians and office locations and identifying potential merger and acquisition candidates. With its position and reputation in one of the largest fertility markets in the United States, the Center is ideally positioned to benefit from IntegraMed's products and services.

"Southern California is a burgeoning marketplace for fertility services on the West Coast, indeed, for the entire U.S.," said Gerardo Canet, CEO and Chairman of the Board of IntegraMed America, Inc. "In 2004 we announced our intention to increase West Coast network development efforts. Clearly, one of the leading fertility centers on the West Coast is Reproductive Partners Medical Group. Not only do they perfectly

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epitomize the kind of group we like to affiliate with, but they will help us to penetrate one of the largest fertility markets in the country."

This transaction marks the second full service FertilityPartners(TM) Agreement in the last twelve months and the fourth such agreement in the last 2 1/2 years. With six physicians consistently performing approximately 800 IVF cycles, this transaction is the largest in the Company's history.

"We first contracted with Reproductive Partners in March 2004," said Jay Higham, President and COO of IntegraMed America, Inc. "During the last nine months since joining our network as an Affiliate, we have developed a positive and productive working relationship with the physicians and their staff. That experience built trust among the parties and led to strengthening the relationship. Now the group can make full use of all our products and services. Of the four new FertilityPartners contracts in the last 2 1/2 years, three started as Affiliates," added Mr. Higham.

"The fertility field is a rapidly evolving specialty of medicine that demands access to sophisticated technology and equipment," said Bill Yee, MD, President of Reproductive Partners Medical Group, Inc. "We have noted IntegraMed's growing reputation of helping leading fertility centers across the U.S. with gaining access to the resources they and their patients need to be as successful as possible in treating infertility. My partners and I believe that a partnership with IntegraMed will be good for our patients and for our practice as we seek to continue our leadership position in this field."

Based on the terms of the transaction, IntegraMed's service fees will be comprised of reimbursed costs of services and a fixed percentage of revenues, plus an additional percentage of the Center's earnings. IntegraMed anticipates that the agreement will have a positive impact on its operating results in the first quarter of 2005.

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of January 10, 2005 and IntegraMed undertakes no duty to update this information.

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